REGULATORY SETTLEMENT AGREEMENT

This REGULATORY SETTLEMENT AGREEMENT (the “Agreement”) is entered into this 12th day of December, 2018 by and among (i) Health Insurance Innovations, Inc and Health Plan Intermediaries Holdings, LLC (collectively “Company”); (ii) the Florida Department of Financial Services (“FDFS”); (iii) the Indiana Department of Insurance (“IDOI”); (iv) the Kansas Insurance Department (“KID”); (v) the Office of the Montana State Auditor, Commissioner of Securities and Insurance (“MCSI”); (vi) the Utah Insurance Department (“UID”) (FDFS, IDOI, KID, MCSI and UID collectively referred to herein as the “Lead States”); and (vii) the insurance-related regulatory bodies of such other jurisdictions choosing to adopt, agree to and approve this Agreement pursuant to the terms hereof (the “Subscribing Jurisdictions”) (Subscribing Jurisdictions and Lead States collectively referred to herein as the “Settling Jurisdictions”) (the Settling Jurisdictions and Company are collectively referred to herein as the “Parties”).

RECITALS

WHEREAS, the IDOI, as managing Lead State, issued an Examination Warrant dated June 8, 2016 under Cause Number 15422-MC16-0606-003 (the “Original Warrant”) calling for a multistate targeted market conduct examination of Health Insurance Innovations, Inc. to review its sales, marketing and administration of short term medical plans and Affordable Care Act plans in conjunction with a multistate examination of HCC Life Insurance Company;

WHEREAS, the IDOI, as managing Lead State issued a Modified Examination Warrant dated March 6, 2017 (the “Modified Warrant”) (the Original Warrant and the Modified Warrant are collectively referred to herein as the “Warrant”) modifying the Original Warrant to provide for the review of Health Insurance Innovations, Inc. and its affiliates, parents, subsidiaries and assigns (collectively, “HII”) and their respective marketing, sales, administration and claims payment of insurance products for all insurance carriers, agencies, sub-agencies, agents, sub-agents, producers, contractors and other parties with whom business is conducted (the “Examination Scope”) between March 23, 2010 and December 31, 2016 (the “Examination Period”) (the multi-state market conduct examination as called by the Warrant with respect to the Examination Scope and the Examination Period shall be referred to as the “Examination”);

WHEREAS, there are presently forty-three (43) jurisdictions participating in the Examination (the “Participating Jurisdictions”) including the five (5) Lead States and thirty-eight (38) Participating Jurisdictions, a list of which may be found on Exhibit A, attached hereto and by reference incorporated herein;

WHEREAS, through Company’s network of internal and external agents, call centers and distribution network, HII sold or contracted for the sale of Insurance Products (defined below) to consumers in the Participating Jurisdictions;

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WHEREAS, Company contracted directly with insurance carriers to provide for the sale of Insurance Products, to include the collection of premiums, distributions of commissions; delivery of fulfillment materials; and provide customer support;

WHEREAS, the EIC (defined below) has presented to Company and to the Lead States preliminary findings and concerns based on information gathered to date;

WHEREAS, Company denies any wrongdoing or activities that violate Insurance Laws (defined below), and nothing contained herein, or the execution and performance of this Agreement shall be deemed or construed as evidence, or an admission, or acknowledgment by Company of any wrongdoing or liability whatsoever;

WHEREAS, based upon communications with the EIC and Lead States, Company agrees to the conditions of this Agreement and the resolution of those matters within the Examination Scope during the Examination Period;

WHEREAS, Company has cooperated with the EIC in the course of the Examination by making its books and records available for examination, responding to questions from and meeting on multiple occasions with EIC, and making its personnel available to assist as requested by the EIC;

WHEREAS, Company represents to the Settling Jurisdictions that at all times relevant to this Agreement, Company and its officers, directors, employees, agents and representatives acted in good faith; and have fully, completely, and truthfully responded to all questions, interrogatories, and requests of EIC and the Lead States;

WHEREAS, in view of the foregoing facts and circumstances, the complicated issues raised and the probability that long-term litigation and/or administrative proceedings would be required to resolve the disputes between the Parties hereto, the Parties have agreed to resolve all issues relating to the Examination and the regulatory issues through this Agreement; and

WHEREAS, the Parties execute this Agreement knowingly and voluntarily, and the Parties acknowledge that this Agreement is in the public interest.

NOW, THEREFORE, in consideration of the Recitals, the mutual covenants and agreements herein, and each act performed and to be performed hereunder, the Parties agree as follows:

1.	Incorporation of Recitals. The above and foregoing Recitals, including, without limitation, all capitalized terms defined therein, are hereby incorporated into and made a part of this Agreement as if more fully set forth in the body of this instrument.

2.	Definitions. The terms listed below shall have either the meaning given in this section or the definition given elsewhere in this Agreement.

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a.	“Affiliate(s)” shall mean a person or entity that directly, or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, the person or entity specified.

b.	“Agreement” shall have the meaning set forth in the first paragraph of page 1.

c.	“Company” shall have the meaning set forth in the first paragraph of page 1.

d.	“Company Related Parties” shall mean the Affiliates, parents, subsidiaries and assigns of each of the entities within the definition of Company including, without limitation, Secured Software Solutions LLC, Sunrise Health Plans, LLC, American Service Insurance Agency, LLC, Insurance Center for Excellence, LLC, and Sunrise Group Marketing LLC.

e.	“Conditional Effective Date” shall be the date on which this Agreement has been signed by Company and adopted by each of the five (5) Lead States.

f.	“EIC” shall mean the Examiner-in-Charge, Chad T. Walker of the law firm Bose McKinney & Evans LLP.

g.	“Examination Monitoring Cost” shall have the meaning set forth in Section 5.e.

h.	“Examination” shall have the meaning set forth in the second Recital on page 1.

i.	“Examination Period” shall have the meaning set forth in the second Recital on page 1.

j.	“Examination Scope” shall have the meaning set forth in the second Recital on page 1.

k.	“Final Compliance Plan” shall have the meaning set forth in Section 3.c.ii.(a).

l.	“Final Disclosures Plan” shall have the meaning set forth in Section 3.b.i.

m.	“Final Effective Date” shall have the meaning set forth in Section 8.a.

n.	“FDFS” shall have the meaning set forth in the first paragraph of page 1.

o.	“HII” shall have the meaning set forth in the second Recital on page 1.

p.	“IDOI” shall have the meaning set forth in the first paragraph of page 1.

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q.	“Insurance Laws” shall mean the insurance statutes, rules, regulations and case law in effect in each Settling Jurisdiction, together with any other statutes, rules, regulations and case law relating to or otherwise affecting the sale, marketing, provision, servicing of the Insurance Products and other services or benefits provided to consumers by or through, directly or indirectly, Company or Company Related Parties. For purposes of illustration only and not limitation, Insurance Laws shall include unfair trade practice laws, fair debt collections laws, and telemarketing laws. For purposes of this Agreement, the term shall also include bulletins, notices and official interpretations of law in effect in a Settling Jurisdiction unless reliance on such bulletins, notices or official interpretations is prohibited by a Settling Jurisdiction’s laws.

r.	“Insurance Products” shall mean all short-term medical insurance, limited indemnity plans, group insurance plans, and all other insurance and ancillary products (e.g. prescription benefit, tele-medicine, or pet insurance) sold by or through Company and Company Related Parties either directly, indirectly, or through their distribution network and shall include, without limitation, all products in which Company and/or Company Related Parties contract with carriers, providers or other entities for the sale to the general public.

s.	“KID” shall have the meaning set forth in the first paragraph of page 1.

t.	“Lead States” shall have the meaning set forth in the first paragraph of page 1.

u.	“MCSI” shall have the meaning set forth in the first paragraph of page 1.

v.	“Modified Warrant” shall have the meaning set forth in the second Recital on page 1.

w.	“Monitoring” shall have the meaning set forth in Section 5.f.

x.	“Monitoring Period” shall be a period of thirty-six (36) calendar months following the Final Effective Date.

y.	“Multistate Payment” shall have the meaning set forth in Section 4.a.

z.	“Original Warrant” shall have the meaning set forth in the first Recital on page 1.

aa.	“Participating Jurisdictions” shall have the meaning set forth in the third Recital on page 1.

bb.	“Parties” shall have the meaning set forth in the first paragraph of page 1.

cc.	“Preliminary Compliance Plan” shall have the meaning set forth in Section 3.c.ii.(a).

dd.	“Preliminary Disclosures Plan” shall have the meaning set forth in Section 3.b.i.

ee.	“Preliminary Training Plan” shall have the meaning set forth in Section 3.c.ii.(b).

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ff.	“Sales Calls” shall mean any telephonic communication, in its entirety, with a consumer in which an Insurance Product is marketed or sold to a consumer.

gg.	“Settling Jurisdictions” shall have the meaning set forth in the first paragraph of page 1.

hh.	“Subscribing Jurisdiction Adoption Form” shall be that instrument attached hereto as Exhibit B.

ii.	“Subscribing Jurisdictions” shall have the meaning set forth in the first paragraph of page 1.

jj.	“UID” shall have the meaning set forth in the first paragraph of page 1.

kk.	“Verification Calls” shall mean the independent telephonic verification, in its entirety, with a consumer confirming the Insurance Products purchased and the disclosures provided therein.

ll.	“Warrant” shall have the meaning set forth in the second Recital on page 1.

3.	Specific Business Practices and Reforms.

a.	Third Party Administrator Application.

	i.	Company shall, within thirty (30) days of the Final Effective Date, complete and submit Third Party Administrator licensure application in those jurisdictions wherein Company and/or Company Related Parties may make such application and has not yet done so;

	ii.	Company, and where applicable, Company Related Parties, within thirty (30) days of becoming eligible to do so, shall make application for Third Party Administrator licensure in any jurisdictions in which Company or Company Related Parties were not eligible to do so at the time of the Final Effective Date; and

	iii.	Company and Company Related Parties shall maintain Third Party Administrator licensure in good standing during the Monitoring Period and at all times applicable to Company’s business practices in accordance with such licensing jurisdiction’s laws, rules and regulations.

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b.	Fulfillment Materials & Consumer Disclosures.

	i.	Within ninety (90) days of Final Effective Date, Company shall prepare and present to the Lead States for approval a plan to ensure consumers are, at the time of sale, made fully aware of policy details and fees when purchasing Insurance Products to include, without limitation, itemization of fees, premiums, memberships, optional and mandatory products and those matters set forth in Subsection 3.b.ii. below (the “Preliminary Disclosures Plan”). Upon receipt of the Preliminary Disclosures Plan, the Lead States, through the EIC, shall provide further comment and final approval of a revised Preliminary Disclosures Plan (the “Final Disclosures Plan”). Company shall fully implement, and shall cause Company Related Parties to fully implement, the Final Disclosures Plan within ninety (90) days of final approval of the Final Disclosures Plan from the EIC on behalf of the Lead States. Failure to timely implement the Final Disclosures Plan as approved by the Lead States shall be an event of default under this Agreement pursuant to Section 7 of this Agreement.

	ii.	The Preliminary Disclosures Plan and the Final Disclosure Plan shall provide that Company and Company Related Parties will amend fulfillment materials and consumer communications upon the sale of Insurance Products, including without limitation any welcome correspondence or emails, to provide the following:

		(a)	Full itemization (in writing) of premiums, fees and costs together with written identification of refundable and non-refundable charges;

		(b)	Clearly advise consumer (in writing) that not all products are required as part of purchased plan, and identify those products which are optional; and

		(c)	Clearly advise consumer (in writing) of restrictions on pre-existing conditions and coverage limitations with examples.

c.	Monitoring of Internal and External Sales Practices.

	i.	Sales Calls Recording. Company shall improve its monitoring of Sales Calls conducted by internal and external parties (contracted, employees, or otherwise) and Company Related Parties through recording of internal Sales Calls and the contractual requirement of recording and retention of all Sales Calls and Verification Calls. With respect to external and/or third-party Sales Calls, Company shall contractually require the retention of all Sales Calls and Verification Calls in their entirety. The foregoing notwithstanding, the parties agree that any information relating to payment, such as credit card details, disclosed in a Sales Call may be blanked or not recorded, and in jurisdictions where both parties must consent to recording, if the consumer does not agree to such recording, such Sales Call will not be recorded other than the consumer statement declining recording. All such recorded Sales Calls and Verification Calls shall be retained for a period of five (5) years from the date of the call. Implementation of this requirement shall be introduced as follows:

	(a)	Company internal operations, Company Related Parties, and Company-owned call centers shall commence recordation within ninety (90) days of the Final Effective Date;

	(b)	Within one hundred eighty (180) days of the Final Effective Date, fifty percent (50%) of the Sales Calls not addressed in 3.c.i.(a) above shall commence recordation; and

	(c)	Within one year of the Final Effective Date, one hundred percent (100%) of all Sales Calls and Verification Calls, both internal and external, shall be recorded and retained pursuant to this Subsection 3.c.

ii.	Compliance Plan.

	(a)	Within ninety (90) days of the Final Effective Date, Company shall prepare and deliver to the EIC on behalf of the Lead States for their approval a written comprehensive compliance plan (the “Preliminary Compliance Plan”) to provide for, without limitation, the monitoring and improvement of the sales practices of those parties marketing and/or selling Insurance Products through: (a) the monitoring of internal and external sales practices; and (b) the monitoring of internal and external recorded Sales Calls and Verification Calls through periodic audits to ensure compliance with Insurance Laws and to ensure no deceptive, misleading or improper sales techniques or practices are used in the sale of Insurance Products. Such Preliminary Compliance shall also include remedial actions in the event violations are found. Upon receipt of the Preliminary Compliance Plan, the Lead States, through the EIC, shall provide further comment and final approval of a revised Preliminary Compliance Plan (the “Final Compliance Plan”). Company shall fully implement, and shall cause Company Related Parties to fully implement, the Final Compliance Plan within ninety (90) days of final approval of the Final Compliance Plan from the EIC on behalf of the Lead States. Failure to timely implement the Final Compliance Plan as approved by the Lead States shall be an event of default under this Agreement pursuant to Section 7 of this Agreement.

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(b)	Within ninety (90) days of the Final Effective Date, Company shall prepare and deliver to the EIC on behalf of the Lead States for their approval a written comprehensive training plan (the “Preliminary Training Plan”) to provide, without limitation, training for all internal and external sales personnel, agents, contractors, and other related parties regarding compliance with Insurance Laws. Upon receipt of the Preliminary Training Plan, the Lead States, through the EIC, shall provide further comment and final approval of a revised Preliminary Training Plan (the “Final Training Plan”). Company shall fully implement, and shall cause Company Related Parties to fully implement, the Final Training Plan within ninety (90) days of final approval of the Final Training Plan from the EIC on behalf of the Lead States. Failure to timely implement the Final Training Plan as approved by the Lead States shall be an event of default under this Agreement pursuant to Section 7 of this Agreement.

4.	Multistate Payment.

	a.	Company shall pay a total of Three Million Four Hundred Thousand and no/100 Dollars ($3,400,000.00) to the Settling Jurisdictions for the examination, administrative costs and compliance in connection with the Examination (the “Multistate Payment”). The Multistate Payment shall be allocated among the Settling Jurisdictions as they agree.

	b.	Except as otherwise specifically provided in this Agreement, and except for the ongoing costs of the Examination, and provided Company’s full and complete compliance with this Agreement, the Multistate Payment shall be the sole amount charged, assessed or collected by the Settling Jurisdictions with respect to the Examination Scope during the Examination Period.

	c.	Within ten (10) days of the Final Effective Date, the EIC shall provide Company a document reflecting how the Multistate Payment shall be allocated among the Settling Jurisdictions along with necessary payment information provided by the Settling Jurisdictions.

	d.	Company acknowledges the validity and legitimacy of the Multistate Payment and shall pay the Multistate Payment in accordance with the EIC instructions within thirty (30) days of the Final Effective Date. Once paid by Company, the Multistate Payment is final and non-recoverable under any circumstances, including without limitation termination of this Agreement.

5.	Regulatory Oversight. The Lead States shall maintain regulatory authority and oversight over Company’s compliance with the terms of this Agreement. With respect to such continuing oversight, Company agrees as follows:

	a.	During the Monitoring Period, Company shall provide to the EIC semi-annual reports on the implementation and execution of the requirements of this Agreement. Each report shall be delivered to the EIC within forty-five (45) days following the end of the applicable reporting period (e.g. _____ [insert due dates based upon Final Effective Date]);

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b.	During the Monitoring Period, EIC, on behalf of the Lead States, shall quarterly review and monitor samplings of Sales Calls and Verification Calls and report his findings to the Lead States to confirm compliance with Insurance Laws and this Agreement;

c.	During the Monitoring Period, EIC, on behalf of the Lead States, shall semi-annually review and monitor Company’s implementation and compliance with the Final Disclosures Plan, the Final Compliance Plan, the Final Training Plan, and implementation of the requirements of this Agreement and report his findings to the Lead States to confirm compliance with Insurance Laws and this Agreement;

d.	At the completion of the Monitoring Period, EIC shall, on behalf of the Lead States, conduct a preliminary audit in accordance with the NAIC Market Regulation Handbook to determine full, complete and satisfactory completion of all terms of this Agreement; upon completion, the Lead States, through the EIC, shall provide a report summarizing the results of the EIC’s findings to Company and the Settling Jurisdictions;

e.	In addition to any payments otherwise provided in this Agreement, the costs of the Settling States related to the compliance of this Agreement, including without limitation this Section 5, including without limitation costs and expenses of conducting any audits, reviews, or examinations permitted herein, the costs and expenses of the EIC as it relates to his obligations in this Agreement, as well as participating in any meetings, presentations, or discussion with Company, Company Related Parties, the Lead States, and/or Settling Jurisdictions and other necessary parties, together with the costs and expenses of any third-party examiner(s) (collectively, the “Examination Monitoring Cost”) shall be the full and sole responsibility of Company as costs of the Examination; and

f.	The ongoing monitoring during the Monitoring Period as provided by this Agreement (the “Monitoring”) constitutes an ongoing examination by each of the Settling Jurisdictions pursuant to each of their respective jurisdiction’s Insurance Laws; to the extent permitted by each Settling Jurisdiction’s laws, all audit reports, statistical reports, work papers, documents and any other information produced, obtained or disclosed in connection with the Examination and any follow-up examination or Monitoring contemplated under this Agreement, regardless of the manner of production or disclosure, shall be treated as confidential and privileged. Nothing in this Agreement is intended to, nor shall it, preclude Settling Jurisdictions from sharing records and other information relating to the Examination, the Agreement, or disclosing the results of compliance with the Agreement to other governmental or law enforcement entities.

g.	In the event the EIC determines violations at the rate of ten percent (10%) or more of any sampling, audit or review taken while performing his obligations set forth in this Section 5 and elsewhere in this Agreement, and such findings are not rebutted by Company to the satisfaction of a majority of the Lead States, the Lead States reserve the right, but shall not be obligated, to call an additional examination covering the findings identified by the EIC for the sampled time period.

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6.	Release. Subject to Company’s full and complete performance of and compliance with the terms and conditions of this Agreement, each Settling Jurisdiction hereby releases Company from any and all claims, demands, interest, penalties, actions, or causes of action that each Settling Jurisdiction may have or could have alleged against Company by reason of any matter, cause or thing whatsoever, regarding or relating to those matters within the Examination Scope within the Examination Period; provided, however, that nothing herein shall preclude the Lead States from conducting subsequent examinations, audits and reviews to assess Company’s compliance with this Agreement; and provided further that this Release shall not limit in any way a Settling Jurisdiction’s right to conduct examinations or other regulatory review of any entities or persons other than Company, regardless of the Examination Scope, Examination Period, or this Section 6 of this this Agreement.

7.	Default.

a.	Company’s failure to comply with any provision of this Agreement deemed material by the Lead States, together with any determination by a Lead State that Company has made a misrepresentation in this Agreement or in the conduct of the Examination, shall constitute a breach of this Agreement, a violation of an order of the Settling Jurisdictions and a violation of Company’s agreement with the Settling Jurisdictions, and shall subject Company to such administrative and enforcement actions and penalties as each Settling Jurisdiction deems appropriate, consistent with each Settling Jurisdiction’s respective laws, rules, and regulations.

b.	Any agreement on the part of any party hereto to any extension or waiver shall be valid only if in writing signed by the party granting such waiver or extension and, unless expressly provided otherwise, shall be a one-time waiver or extension only, and any such waiver or extension or any other failure to insist on strict compliance with any duty or obligation herein shall not operate as a waiver or extension of, or estoppel with respect to, any continuing, subsequent or other failure to comply with this Agreement.

c.	If a Settling Jurisdiction believes that Company has breached a provision of this Agreement or that Company has made a misrepresentation in this Agreement or during the conduct of the Examination, such Settling Jurisdiction shall provide written notice of the alleged breach to Company, IDOI as the managing Lead State, and to the EIC that the alleged breach has occurred. Company shall have the opportunity, within fifteen (15) days of receipt of such notice to present evidence in writing and through appearance before the complaining jurisdiction’s regulator in an attempt to rebut the allegation(s) or to seek an extension to address the alleged breach. A Settling Jurisdiction shall not pursue any enforcement action as set forth in this Section 7.a. against Company until the fifteen (15) day response period described above has expired.

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8.	Effectiveness.

a.	The EIC shall arrange to deliver this Agreement within seven (7) calendar days following the Conditional Effective Date to the Participating Jurisdictions. Participating Jurisdictions may adopt, agree to, or approve the Agreement by means of the Subscribing Jurisdiction Adoption Form attached as Exhibit B and by reference herein incorporated.

b.	This Agreement shall be finally effective on the date EIC provides Company with a copy of this Agreement adopted, agreed to, and approved by twenty-five (25) Participating Jurisdictions (the “Final Effective Date”). Except as provided in Subsection c. of this Section 8, the Final Effective Date shall be no later than ninety (90) days after the Conditional Effective Date.

c.	The Lead States and Company may agree in writing to extend the initial Final Effective Date and each extended Final Effective Date thereafter in writing, in which case the EIC shall notify the Participating States who may then choose whether to participate hereunder on or before the extended Final Effective Date.

d.	If the Final Effective Date does not occur by the initial Final Effective Date, as may be extended pursuant to the terms of this Agreement, this Agreement shall be deemed null and void and of no further force or effect.

9.	Additional Terms.

a.	No Admission. This Agreement represents a compromise of disputed matters between the Parties. Neither this Agreement, nor any of the communications or negotiations leading up to this Agreement, nor any actions taken or documents executed in connection with this Agreement, is now or may be deemed in the future to be an admission or evidence of any liability or wrongdoing by Company or any of its current or former Affiliates, subsidiaries, officers, directors, employees, agents, or representatives with respect to the subject matter of the Examination or the Examination Scope.

b.	Third Party Reliance. This Agreement is an agreement solely between the named Parties, and no other person or entity shall be deemed to obtain or possess any enforceable rights against Company as a third party beneficiary or otherwise as a result of this Agreement. The Parties agree that this Agreement is not intended to and shall not confer any rights upon any other person or entity and shall not be used for any other purpose. Nothing in this Agreement shall be construed to provide for a private right of action to any person or entity not a party to this Agreement. Nor shall the Agreement be deemed to create any intended or incidental third party beneficiaries, and the matters herein shall remain within the sole and exclusive jurisdiction of the Settling Jurisdictions.

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c.	Exhibits. The following exhibits are attached hereto and incorporated herein:

Exhibit A	Participating Jurisdictions
Exhibit B	Subscribing Jurisdiction Adoption Form

d.	Time of the Essence. The Parties hereby agree that time shall be of the essence with respect to the performance of this Agreement.

e.	Rights and Remedies. Except as otherwise provided in this Agreement, the rights, powers, remedies, and privileges provided in this Agreement are cumulative and not exclusive of any rights, powers, remedies and privileges provided by applicable law.

f.	Settling Jurisdiction Authority. Each person signing on behalf of each of the Settling Jurisdiction gives his or her express assurance that under applicable laws, regulations, and judicial rulings, he or she has authority to enter into this Agreement.

g.	Company Authority. Each of the undersigned Company entities expressly represent and warrant as of the date of its execution of this Agreement that: (i) it is duly organized, validly existing, and in good standing under the laws of its jurisdiction of incorporation or organization and has the absolute, unrestricted right, power, authority, and capacity to execute and deliver this Agreement and to perform its obligations arising hereunder, without any further consent or approval being required from any individual person, parent company, or other organization or entity; (ii) it has obtained all necessary authorizations, approvals, or consents of any governmental entity required in connection with the execution, delivery, or performance by it of this Agreement; (iii) it has conducted all investigations it deems appropriate and necessary to determine whether to enter into this Agreement; and (iv) it has read this Agreement, enters into it knowingly and voluntarily, and has been advised by its legal counsel as to the legal effect of this Agreement.

h.	Choice of Law. This Agreement and any disputes or conflicts which may arise in connection with the interpretation or enforcement of this Agreement, and the rights and obligations of the Parties, shall be governed by the laws of the State of Indiana without regard or reference to choice or conflict of law rules. Company and the Settling Jurisdictions consent to the exclusive jurisdiction of the United States District Court for the Southern District of Indiana or the Superior Court for Marion County, Indiana for the purposes of interpreting and enforcing this Agreement. Nothing in this Section 9.h., however, shall limit the rights of a Settling Jurisdiction to pursue administrative and enforcement actions and penalties consistent with such Settling Jurisdiction’s laws, rules and regulations as provided in Section 7 of this Agreement.

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i.	Subsequent Law. If a Settling Jurisdiction adopts an Insurance Law relating to or conflicting with any provision of this Agreement, then application of such provision of this Agreement shall be superseded by such Insurance Law as it applies in that Settling Jurisdiction, and that all other unaffected terms and conditions of the Agreement shall remain in full force and effect.

j.	Joint Preparation. This Agreement, exclusive of any statements or findings, preliminary or otherwise, of the EIC, shall be deemed to have been prepared jointly by the Parties hereto. Any ambiguity herein shall not be interpreted against any Party hereto and shall be interpreted as if each of the Parties hereto had prepared this Agreement.

k.	Interpretation. Titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. Whenever the context requires in this Agreement, the singular shall include the plural and vice versa.

l.	Invalidity. In the event that any portion of this Agreement is enjoined or held invalid under the laws of a Participating Jurisdiction, such enjoined or invalid portion shall be deemed to be severed only for the duration of the injunction, if applicable, and only with respect to that Participating Jurisdiction and its jurisdiction, and all remaining provisions of this Agreement shall be given full force and effect and shall not in any way be affected thereby.

m.	Full and Final Agreement. This Agreement, including any exhibits hereto, constitutes the entire understanding between Company and the Settling Jurisdictions with respect to the subject matter contained herein and supersedes any and all prior or existing understandings, agreements, plans, and negotiations, whether written or oral, between Company and any Settling Jurisdiction. All modifications to this Agreement must be in writing and signed by each of the Parties hereto.

n.	Counterparts. This Agreement may be executed in one or more counterparts, any of which shall be deemed an original and all of which taken together shall constitute one and the same Agreement. Execution and delivery of this Agreement may be evidenced by facsimile or electronic mail transmission.

[SIGNATURES ON FOLLOWING PAGE]

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SIGNATURE PAGE TO REGULATORY SETTLEMENT AGREEMENT

“LEAD STATES”		“Company”

Florida Department of Financial Services		Health Insurance Innovations, Inc.

By:	/s/ Gregory M. Thomas	By:	/s/ Michael D. Hershberger
	Printed: Gregory M. Thomas, Director		Printed: Chief Financial Officer
	Directors Insurance Agent & Agency Services		Date: December 8, 2018
Date: 12-10-18

Indiana Department of Insurance		Health Plan Intermediaries Holdings, LLC

By:	/s/ Stephen W. Robertson	By:	/s/ Michael D. Hershberger
	Printed: Stephen W. Robertson		Printed: Chief Financial Officer
	Date: 12-12-2018		Date: December 8, 2018

Kansas Insurance Department

By:	/s/ Ken Selzer
Printed: Ken Selzer
Date: 12-10-18

Office of the Montana State Auditor, Commissioner of Securities and Insurance

By:	/s/ Matthew M. Rosendale, Sr.
Printed: Matthew M. Rosendale, Sr.
Date: 12-11-2018

Utah Insurance Department

By:	/s/ Todd Kiser
Printed: Todd Kiser
Date: 12-11-18

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EXHIBIT A

Participating Jurisdictions

1.	Alabama
2.	Alaska
3.	Arizona
4.	Arkansas
5.	California
6.	Colorado
7.	Connecticut
8.	District of Columbia
9.	Florida*
10.	Georgia
11.	Idaho
12.	Illinois
13.	Indiana**
14.	Iowa
15.	Kansas*
16.	Kentucky
17.	Louisiana
18.	Maine
19.	Maryland
20.	Michigan
21.	Mississippi
22.	Missouri
23.	Montana*
24.	Nebraska
25.	Nevada
26.	New Jersey
27.	New York
28.	North Dakota
29.	Ohio
30.	Oklahoma
31.	Pennsylvania
32.	Rhode Island
33.	South Carolina
34.	South Dakota
35.	Tennessee
36.	Texas
37.	Utah*
38.	Vermont
39.	Virginia
40.	Washington
41.	West Virginia
42.	Wisconsin
43.	Wyoming

*	- Lead State
**	- Managing Lead State

Regulatory Settlement Agreement NAIC Org. No. 118438	Exhibit A

EXHIBIT B

Multistate Targeted Market Conduct Examination

of

Health Insurance Innovations, Inc.

(Org. No. 118438)

Regulatory Settlement Agreement

SUBSCRIBING JURISDICTION ADOPTION

On behalf of _____________________________________ [Insert Name of Insurance Regulatory Agency], I ________________________________________ [Insert Name of Official Signing Below], have received, reviewed and do hereby adopt, agree to and approve that certain Regulatory Settlement Agreement executed by _____________ on the ___ day of ________________, 20____.

[Print Name of Insurance Regulatory Agency]

By:

Printed:

Title:

Date:

Please provide the following information as to how your jurisdiction’s allocation of the Multistate Payment should be made from Company.

CONTACT NAME:
MAILING ADDRESS:
PAYMENT MADE TO:
IF APPLICABLE, PLEASE PROVIDE WIRING INSTRUCTIONS SEPARATELY.

Upon completion, please return this form to:

Chad T. Walker
Bose McKinney & Evans LLP
111 Monument Circle, Suite 2700
Indianapolis, Indiana 46204
Phone: 317.684.5199
Fax: 317.223.0199
Email: cwalker@boselaw.com

Regulatory Settlement Agreement NAIC Org. No. 118438	Exhibit B